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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  Eurogas, Inc.
             (Exact Name of Registrant as Specified in Its Charter)

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                   Utah                                 87-0427676
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)


942 East 7145 South, #101A, Midvale, Utah                         84047
         (Address of Principal Executive Offices)               (Zip Code)
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
If this form relates to the registration     If this form relates to the registration
of a class of securities pursuant to         of a class of securities pursuant to
Section 12(b) of the Exchange Act and        Section 12(g) of the Exchange Act and
is effective pursuant to General             is effective pursuant to General
Instructions A.(c), please check the         Instructions A.(d), please check the
following box.   [   ]                       following box.   [ x ]
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Securities Act registration statement file number to which this form relates

                                                                ----------------
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

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Title of Each Class                               Name of Each Exchange on Which
to be so Registered                               Each Class is to Be Registered
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Securities to be registered pursuant to Section 12(g) of the Act:

   Common Stock, $0.001 par value


                                (Title of Class)
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.           DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Company is authorized to issue 325,000,000 shares of Common Stock, $0.001 per share par value (as well as 5,000,000 shares of Preferred Stock, $0.001 per share par value, which Preferred shares are not being registered hereunder). The holders of Common Stock do not have cumulative voting rights and, therefore, a majority of the shares represented, in persons or by proxy, at a meeting of stockholders at which a quorum is present are able to elect all members of the board of directors then standing for election, and if they do so, minority stockholders would not be able to elect any member of the board of directors. The Company's bylaws provide that a majority of the issued and outstanding shares of the Company constitutes a quorum for stockholders' meetings, except to the extent that a greater percentage quorum is required by statute.

         Holders of the Common Stock have no preemptive rights to acquire additional shares of Common Stock or other securities. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities of the Company and the payment of any liquidation preferences.

         The Common Stock is subject to any voting, dividend, or liquidation preferences that may be established by the board of directors of the Company in designating a class of preferred stock. The Company currently has outstanding shares of preferred stock with rights, privileges, and preferences superior to those of the Common Stock.

         Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends, subject to the preferential rights of holders of outstanding preferred stock. The Company has not paid dividends with respect to its Common Stock.

         With respect to a description of Company preferred stock - not being registered hereunder - reference is herewith made to the Company's Form S-1 Registration Statement (SEC File No. 333-59715) and in particular the section contained therein entitled "Description of Securities to be Registered", the full contents of such section being herewith incorporated by reference in accordance with Rule 12b-32 under the Securities Exchange Act of 1934.
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ITEM 2.           EXHIBITS.

         The following exhibits are herewith incorporated by reference in accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as follows:

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         Documents Incorporated by Reference                                            Location
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
Articles of Incorporation                                              Registration Statement on form S-18,
                                                                       File No. 33-1381-D, Exhibit No. 1
                                                                       thereto

Amended Bylaws                                                         Annual Report on Form 10-K for the
                                                                       fiscal year ended September 30, 1990,
                                                                       Exhibit No. 1 thereto

Form 10-QSB for quarter ended March 31, 1996                           Filed February 6, 1997

Form 10-QSB for quarter ended June 30, 1996                            Filed February 6, 1997

Form 10-QSB for quarter ended September 30, 1996                       Filed February 10, 1997

Form 10-KSB for year ended December 31, 1996                           Filed May 21, 1997

Form 10-Q for quarter ended March 31, 1997                             Filed May 23, 1997

Form 10-Q for quarter ended June 30, 1997                              Filed August 15, 1997

Form 10-Q for quarter ended September 30, 1997                         Filed November 14, 1997

Form 10-K for year ended December 31, 1997                             Filed April 1, 1998

Form 10-Q for quarter ended March 31, 1998                             Filed May 15, 1998
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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             EUROGAS, INC.


                                                 /Hank Blankenstein/
                                             By________________________
                                               Hank Blankenstein, Vice President

Date: August 6, 1998